               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20509

                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] CONFIDENTIAL, FOR USE OF THE
[_] Preliminary Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-
    12


                                 ELCOTEL, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                 ELCOTEL, INC.
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

(A) Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                                 ELCOTEL, INC.
                 6428 PARKLAND DRIVE, SARASOTA, FLORIDA 34243

                               ----------------

                          NOTICE AND PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD 9:00 A.M., OCTOBER 20, 1998

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Elcotel, Inc. (the "Company") will be held on Tuesday, October 20, 1998, at 9:00 a.m., local time, at The Resort at Longboat Key Club, 301 Gulf of Mexico Drive, Longboat Key, Florida, for consideration of and action by the holders of the Company's Common Stock upon the following matters:

    1. The election of a Board of Directors consisting of eight directors, with each director to serve until the next annual meeting of stockholders or until the election and qualification of his respective successor;

    2. The ratification of the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending March 31, 1999; and

    3. The transaction of such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof, and matters incident to the conduct of the Annual Meeting.

  The Board of Directors has fixed the close of business on September 1, 1998 as the record date for the determination of holders of Common Stock of the Company entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. The Company's Annual Report to Stockholders for the year ended March 31, 1998 accompanies this Notice and Proxy Statement.

  STOCKHOLDERS (WHETHER THEY OWN ONE OR MANY SHARES AND WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO VOTE, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors


                                          /s/ William H. Thompson

                                          William H. Thompson,
                                          Secretary

Sarasota, Florida
September 15, 1998

                                 ELCOTEL, INC.
                 6428 PARKLAND DRIVE, SARASOTA, FLORIDA 34243

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is furnished and is being mailed with the accompanying proxy on approximately September 15, 1998 to each Stockholder of record of the common stock, par value $0.01 per share (the "Common Stock"), of Elcotel, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company, to be voted at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held on Tuesday, October 20, 1998, at 9:00 a.m., local time, at The Resort at Longboat Key Club, 301 Gulf of Mexico Drive, Longboat Key, Florida, and at any adjournment or postponement thereof, for the purposes stated below.

  Any person giving a proxy has the power to revoke it at any time before its exercise by a later dated proxy, by a written revocation sent to the Secretary of the Company or by attendance at the Meeting and voting in person. In the absence of contrary instructions, properly executed proxies, received and unrevoked, will be voted by the persons named in the proxy: (i) for the election of the directors nominated by the Board of Directors; (ii) for the ratification of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending March 31, 1999; and (iii) in their discretion, on such other business as may properly come before the Meeting and matters incident to the conduct of the Meeting.

                       VOTING SECURITIES OF THE COMPANY

  Only holders of record of Common Stock of the Company at the close of business on September 1, 1998, are entitled to receive notice of, and to vote at, the Meeting. On that date, the outstanding voting securities of the Company consisted of 13,466,215 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters presented to the Meeting with no right to vote cumulatively.

  The Company's By-laws provide that the presence, in person or by proxy, of a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Meeting will constitute a quorum. A quorum, once established, will not be broken by the withdrawal from the Meeting of enough votes to leave less than a quorum, and the votes present at the Meeting after the establishment of a quorum will be sufficient to transact all business at the Meeting. Those nominees for election as directors of the Company at the Meeting who receive the greatest number of votes cast by shares of Common Stock present in person or represented by properly executed proxy will be elected as directors of the Company.

  Ratification of the appointment of Deloitte & Touche LLP as the independent public accountants of the Company for the fiscal year ending March 31, 1999 will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by properly executed proxy at the Meeting.

  Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions are counted as negative votes in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes will not be counted for purposes of determining the number of votes cast.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

  The following table sets forth, at September 1, 1998, the number and percentage of shares of Common Stock which, according to information supplied to the Company, are beneficially owned by: (i) each person who is the beneficial owner of more than 5% of the Common Stock; (ii) each of the directors and named executive officers of the Company individually; and (iii) all current directors and executive officers of the Company as a group. Under rules adopted by the Securities and Exchange Commission, a person is deemed to be a beneficial owner of Common Stock with respect to which he has or shares voting power (which includes the power to vote or to direct the voting of the security) or investment power (which includes the power to dispose of, or to direct the disposition of, the security). A person is also deemed to be the beneficial owner of shares with respect to which he could obtain voting or investment power within 60 days of September 1, 1998, such as upon the exercise of options or warrants.

                                                       NUMBER OF
   NAME AND ADDRESS                                    SHARES(1)     PERCENTAGE
   ----------------                                    ---------     ----------
   Wexford Management LLC............................. 2,597,269        19.3%
    411 West Putnam Avenue
    Greenwich, Connecticut 06830
   Joseph M. Jacobs................................... 2,597,269(2)     19.3%
    6428 Parkland Drive
    Sarasota, Florida 34243
   C. Shelton James................................... 1,585,843(3)     11.7%
    6428 Parkland Drive
    Sarasota, Florida 34243
   Fundamental Management Corporation................. 1,439,223        10.7%
    4000 Hollywood Boulevard
    Suite 610N
    Hollywood, Florida 33021
   Tracey L. Gray.....................................   176,784(4)      1.3%
    6428 Parkland Drive
    Sarasota, Florida 34243
   David R. A. Steadman...............................    70,202(5)      0.5%
    6428 Parkland Drive
    Sarasota, Florida 34243
   Thomas E. Patton...................................    13,000(6)      0.1%
    6428 Parkland Drive
    Sarasota, Florida 34243
   Dwight Jasmann.....................................    11,890(7)      0.1%
    6428 Parkland Drive
    Sarasota, Florida 34243
   Charles H. Moore...................................    17,100(8)      0.1%
    6428 Parkland Drive
    Sarasota, Florida 34243
   Mark L. Plaumann...................................     3,150(9)        *
    6428 Parkland Drive
    Sarasota, Florida 34243
   Ronald M. Tobin....................................    55,482(10)     0.4%
    6428 Parkland Drive
    Sarasota, Florida 34243

                                                        NUMBER OF
                     NAME AND ADDRESS                   SHARES(1)     PERCENTAGE
                     ----------------                   ---------     ----------
   Eduardo Gandarilla..................................    27,500(11)     0.2%
    6428 Parkland Drive
    Sarasota, Florida 34243
   Hugh H. Durden......................................    13,550(12)     0.1%
    6428 Parkland Drive
    Sarasota, Florida 34243
   Henry W. Swanson....................................    12,000(13)     0.1%
    6428 Parkland Drive
    Sarasota, Florida 34243
   All directors and executive officers as a group
    (16 persons)....................................... 4,639,448(14)    33.8%

--------
  * Less than .1%

 (1) Unless otherwise indicated, each stockholder has sole voting and investment power with respect to all listed shares.

 (2) Includes 2,597,269 shares held by Wexford Management LLC, as to which shares Mr. Jacobs disclaims beneficial ownership.

 (3) Includes 1,439,223 shares held by Fundamental Management Corporation, as to which shares Mr. James disclaims beneficial ownership, and 31,000 shares which may be issued upon exercise of stock options within 60 days.

 (4) Includes 42,750 shares which may be issued upon the exercise of stock options within 60 days.

 (5) Includes 68,250 shares which may be issued upon the exercise of stock options within 60 days.

 (6) Includes 500 shares held jointly with Mr. Patton's wife. Includes 12,000 shares which may be issued upon the exercise of stock options within 60 days.

 (7) Includes 9,000 shares which may be issued upon the exercise of stock options within 60 days.

 (8) Includes 75 shares held by Mr. Moore's wife and 25 shares held by Mr. Moore's daughter. Includes 16,000 shares which may be issued upon the exercise of stock options within 60 days.

 (9) Includes 3,150 shares which may be issued upon exercise of stock options within 60 days.

(10) Includes 150 shares held by Mr. Tobin's son. Includes 10,000 shares which may be issued upon the exercise of stock options within 60 days.

(11) Includes 27,500 shares which may be issued upon the exercise of stock options within 60 days.

(12) Includes 12,550 shares which may be issued upon the exercise of stock options within 60 days.

(13) Includes 12,000 shares which may be issued upon the exercise of stock options within 60 days.

(14) Includes a total of 1,439,223 shares held by Fundamental Management Corporation, 2,597,269 shares held by Wexford Management LLC and shares held by family members as to which shares the respective officers and directors disclaim beneficial ownership. Also includes 257,446 shares which may be issued upon exercise of stock options within 60 days.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On December 18, 1997, the Company acquired Technology Service Group, Inc. ("TSG") via the merger (the "Merger") of Elcotel Hospitality Services, Inc. ("EHS"), a wholly owned subsidiary of the Company, into TSG. For services rendered in connection with the Merger, TSG was obligated to pay a $200,000 investment banking fee to Wexford Management LLC. Following consummation of the Merger, the Company exercised its option to pay that fee to Wexford by the issuance of 30,769 shares of Common Stock, which had a fair market value at the date of issuance of $181,000. Wexford is the beneficial owner of approximately 19.3% of the outstanding Common Stock.

  In connection with the Merger, the Company entered into a stockholders' agreement with Fundamental Management Corporation (the beneficial owner of approximately 10.7% of the outstanding Common Stock) and Wexford Partners Fund, L.P. ( the beneficial owner of approximately 19.3% of the outstanding Common Stock and an affiliate of Wexford Management LLC). Pursuant to the stockholders' agreement, the Company has agreed to file a registration statement with respect to the Common Stock owned by Wexford or Fundamental within 45 days after any request by both Fundamental and Wexford. The Company would generally bear the expenses of such registration.

                             ELECTION OF DIRECTORS

  In accordance with the Company's By-laws, a Board of eight directors will be elected to serve until the next annual meeting of stockholders or until successors to the directors have been elected and have qualified. All directors are elected annually. It is the intention of the persons named in the proxy, unless otherwise directed, to vote all proxies in favor of the election to the Board of Directors for the nominees listed below, all of whom are presently directors of the Company. The Board has no reason to believe that any of the nominees will be unable or unwilling to be a candidate for election at the time of the Meeting. If any nominee is unable or declines to serve as a director, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy.

  The Board of Directors has unanimously recommended a slate of nominees for election as directors at the Meeting. The names of the nominees for directors of the Company, their ages and certain other information is set forth as follows:

                   NAME                 AGE POSITION
                   ----                 --- --------
   C. Shelton James....................  58 Chairman of the Board
   Tracey L. Gray......................  66 President, Chief Executive Officer
                                             and Director
   Joseph M. Jacobs....................  45 Director
   Dwight Jasmann......................  62 Director
   Charles H. Moore....................  69 Director
   Thomas E. Patton....................  57 Director
   Mark L. Plaumann....................  43 Director
   David R.A. Steadman.................  61 Director

  MR. JAMES, currently Chairman of the Board, served as Chief Executive Officer of the Company from May 1991 until the Merger in December 1997 and has been a director of the Company since December 1990. Mr. James is currently an investor in and business advisor to a number of companies. While he has devoted a substantial amount of time to the Company since May 1991, he has also served as Executive Vice President of Fundamental Management Corporation, an investment management company, since April 1990, and was appointed President of that company in April 1993. He is a member of the boards of Cyberguard Corporation, Concurrent Computer Corporation, NAI Technologies, Fundamental Management Corporation, CSPI and SK

Technologies, Inc. From 1980 to 1989, Mr. James was Executive Vice President of Gould, Inc., a diversified electronics company, and President of Gould's Computer Systems Division.

  MR. GRAY has served as President of the Company since July 1991 and Chief Operating Officer of the Company from July 1991 until the Merger in December 1997, at which time he became Chief Executive Officer, and has been a director of the Company since August 1991. From June 1986 until joining the Company, Mr. Gray had been a Vice President of the Government Systems Division, Network Systems Division and Federal Systems Division, respectively, of Sprint in Washington, DC. Prior to that, Mr. Gray served in numerous assignments with AT&T in corporate staff functions and retired as Vice President, Government Systems in 1985. He served as Chief Executive Officer and a member of the board of Access Engineering Corporation from 1985 to 1986. Mr. Gray has served in various positions with industry professional associations.

  MR. JACOBS was appointed a director of the Company in February 1998. Mr. Jacobs has been President of Wexford Management LLC, a manager of several private investment partnerships, since its formation in January 1996. From May 1994 to January 1996, he was President and sole shareholder of Concurrency Management Corporation, the predecessor to Wexford Management LLC. From 1982 to May 1994, Mr. Jacobs was employed by, and since 1988 was the President of, Bear Stearns Real Estate Group, Inc. Mr. Jacobs is currently a director and the Chief Executive Officer of Resurgence Properties, Inc., an owner-operator of real estate, and is a director of BCAM International, Inc., an ergonomic technology and medical footwear company.

  MR. JASMANN has been a director of the Company since December 1993 and is currently an international telecommunications advisor. From August 1996 to February 1998, Mr. Jasmann was President and General Manager for COMSAT International Ventures in Bethesda, Maryland, a business unit of COMSAT Corporation that managed telecommunications companies in thirteen overseas markets serving the needs of national and multinational operators for digital network solutions. From January 1995 to July 1996, Mr. Jasmann was Vice President of Human Resources for AirTouch Communications in San Francisco, a domestic and international operator of wireless services. From August 1992 to December 1994, he was an international telecommunications advisor for various U.S. and foreign telecommunications operators. From February 1959 to May 1992, Mr. Jasmann held various positions with AT&T, most recently as President and Managing Director of AT&T Communications Pacific based in Hong Kong. He previously served on the boards of the Pacific Telecommunications Council in Hawaii, the Information Communication Institute of Singapore, Philcom, a Philippines telephone company, COMSAT Max in India and COMSAT Brazil and also was chairman of the board of COMSAT Argentina.

  MR. MOORE has been a director of the Company since December 1993. Mr. Moore has been Director of Athletics for Cornell University since November 1994. From November 1992 to October 1994 Mr. Moore was Vice Chairman of Advisory Capital Partners, Inc., an investment advisory firm. From July 1988 to October 1992, Mr. Moore served as President and Chief Executive Officer of Ransburg Corporation, a producer of industrial coating systems and equipment, and from August 1991 to October 1992 as Executive Vice President of Illinois Tool Works, Inc., a multinational manufacturer of highly engineered components and systems. Mr. Moore is currently a director of The Turner Corporation and is Chairman of the Audit Committee of the United States Olympic Committee.

  MR. PATTON has been a director of the Company since July 1989. Mr. Patton has been a partner in the Washington, D.C. law firm of Tighe, Patton, Tabackman & Babbin, engaged in civil and criminal business litigation, securities law enforcement matters, corporate finance and corporate compliance, since August 1994. From 1979 until July 1994, Mr. Patton was a partner in the Washington, D.C. law office of Schnader, Harrison, Segal & Lewis LLP, engaged in civil and criminal securities litigation and general business litigation. Mr. Patton also serves on the board of directors of Information Exchange, Inc., a financial services marketing database company.

  MR. PLAUMANN became a director of the Company in December 1997 after the Merger. Mr. Plaumann has been a consultant to Wexford Management LLC since March 1998. From January 1996 to March 1998,

Mr. Plaumann was Senior Vice President of Wexford Management LLC, a manager of several private investment partnerships. From February 1995 to January 1996, Mr. Plaumann was a Vice President or director of the predecessor entities of Wexford Management LLC. From 1990 to January 1995, Mr. Plaumann was a managing director of Alvarez & Marsal, Inc., a crisis management consulting firm. From 1985 to 1990 he served in several capacities with American Healthcare Management, Inc., an owner and operator of hospitals, most recently as its President. From 1974 to 1985, Mr. Plaumann was with Ernst & Young LLP in several capacities in its auditing and consulting divisions. Mr. Plaumann is a director of Wahlco Environmental Systems, Inc., a manufacturer of environmental conditioning systems, BCAM International, Inc., an ergonomic technology and medical footwear company, and Vivax Medical Corporation, a manufacturer of specialty beds and wound care products. Mr. Plaumann was a director of TSG prior to the Merger in December 1997.

  MR. STEADMAN became a director of the Company in December 1997 after the Merger. Mr. Steadman has been President of Atlantic Management Associates, Inc., a management services firm, since 1988. Mr. Steadman was an employee of the Company providing management and business advice from immediately after the Merger in December 1997 until March 1998, after having previously served in a similar position with TSG. From 1990 to 1994, Mr. Steadman served as President and Chief Executive Officer of Integra, a hotel and restaurant company, and from 1987 to 1988, as Chairman and Chief Executive Officer of GCA Corporation, a manufacturer of automated semiconductor capital equipment. From 1980 to 1987, Mr. Steadman was a Vice President of Raytheon Company, a defense electronics manufacturer, and served in various management positions, most recently as President of its venture capital division. Mr. Steadman is Chairman of the Board of Directors of Wahlco Environmental Systems, Inc., a manufacturer of environmental conditioning systems. He is also a director of Aavid Thermal Technologies, Inc., which manufactures thermal management products and produces computational fluid dynamics software and Tech/Ops Sevcon, Inc., a manufacturer of electronic control systems for vehicles. Mr. Steadman was Chairman of the Board of Directors of TSG from 1994 until the Merger in December 1997.

  STOCKHOLDERS AGREEMENT. Pursuant to a stockholders' agreement among the Company, Fundamental Management Corporation (the beneficial owner of approximately 10.7% of the outstanding Common Stock) and Wexford Partners Fund, L.P. (the beneficial owner of approximately 19.3% of the outstanding Common Stock and an affiliate of Wexford Management LLC), during the period ending after the second annual meeting of stockholders of the Company which occurs after the 1997 annual meeting, each of Fundamental and Wexford has agreed to vote its shares of Common Stock in favor of any nominees for director nominated by the incumbent Board of Directors. As a result, 4,036,492 shares of Common Stock will be voted in favor of the nominees for directors referred to above.

EXECUTIVE OFFICERS

  In addition to those directors listed above who are executive officers of the Company in the positions indicated, the following persons are also executive officers of the Company:

                   NAME                 AGE POSITION
                   ----                 --- --------
   Eduardo Gandarilla..................  48 Executive Vice President, Sales and
                                             Marketing
   David F. Hemmings...................  51 Senior Vice President, Business
                                             Development and Technology/System
                                             Development
   William H. Thompson.................  45 Senior Vice President,
                                             Administration/Finance and
                                             Secretary
   Ronald M. Tobin.....................  55 Vice President, Finance, Chief
                                             Financial Officer, Assistant
                                             Secretary and Treasurer
   Darold R. Bartusek..................  51 Vice President and General Manager,
                                             Telco Sales
   Hugh H. Durden......................  50 Vice President and General Manager,
                                             IPP Sales
   Kenneth W. Noack....................  61 Vice President, Operations
   Henry W. Swanson....................  61 Vice President, Engineering and
                                             Development

  MR. GANDARILLA was appointed Executive Vice President of Sales and Marketing in May 1998, having previously served as Vice President of International Sales and Marketing since October 1996 after joining the Company in April 1996. From June 1995 until April 1996, he was an international marketing consultant for Compression Laboratories, Inc., a company which manufactures video conferencing equipment. From July 1993 until June 1995, Mr. Gandarilla was managing director of the business communication systems division of AT&T, based in Mexico. From 1990 until July 1993, he was a managing director for Gestetner, a distributor of office equipment, also located in Mexico. His previous employment included managerial positions with various computer system companies located in Latin America and Paris.

  MR. HEMMINGS joined the Company in June 1998 as Senior Vice President, Business Development and Technology/System Development. From June 1997 until May 1998, he was President and Chief Executive Officer of Net Invest, LLC, a company developing satellite and cellular network operations in developing countries worldwide. From July 1993 until May 1997, Mr. Hemmings was Executive Vice President of the worldwide network and business systems groups for Brite Voice Systems, Inc., a publicly held voice processing supplier. From 1991 to June 1993, he was Senior Vice President of Boston Technology, Inc., a publicly held voice mail supplier. His previous employment included management positions with such organizations as Sprint and Harris Corporation.

  MR. THOMPSON joined the Company as Senior Vice President of Administration/Finance in December 1997 after the Merger and was elected Secretary in February 1998. From February 1994 to December 1997, Mr. Thompson served as Vice President of Finance, Chief Financial Officer and Secretary of TSG, and from 1990 to 1994, he served as Vice President of Finance of TSG. Prior to joining TSG, Mr. Thompson held various financial executive positions with Cardiac Control Systems, Inc., a publicly-held medical device manufacturer, from 1983 to 1990. From 1974 to 1983, Mr. Thompson, who is a certified public accountant, held various positions, most recently as Audit Manager, with Price Waterhouse LLP, certified public accountants.

  MR. TOBIN has served as Vice President of Finance, Chief Financial Officer and Treasurer of the Company since July 1992 and was appointed Assistant Secretary in February 1998, having previously served as Secretary since July 1992. Prior to joining the Company he held various financial positions with SmithKline Beecham Corporation in Philadelphia since September 1970, and most recently had been Corporate Controller of SmithKline Beecham Clinical Laboratories in King of Prussia, Pennsylvania since February 1982.

  MR. BARTUSEK joined the Company as Vice President and General Manager of Telco Sales in December 1997 after the Merger. Mr. Bartusek served as Senior Vice President of Sales and Marketing of TSG from May 1996 to December 1997. From February 1994 to April 1996 he was Vice President of Sales and Marketing of TSG. From January 1991 to February 1994, Mr. Bartusek served TSG in various capacities including Vice President of Worldwide Sales and Vice President and General Manager of TSG's Smart Product Business. From 1989 to 1991, Mr. Bartusek served as Vice President of Marketing of the Public Communication Systems Division of Executone Information Systems, Inc., a supplier of smart payphone systems. From 1973 to 1988, he served GTE Communication Systems Corporation in various capacities including Director of Public Communications and Director of Advertising and Sales Promotion.

  MR. DURDEN has served as Vice President and General Manager of IPP Sales since May 1995. From June 1991, when he rejoined the Company, to May 1995 he was Vice President of Domestic Sales after having previously served as district sales manager for the Company from March 1987 until August 1989. From August 1989 until rejoining the Company, Mr. Durden founded and served as Chief Executive Officer and President of two privately-held telecommunications companies. From November 1984 until February 1987, Mr. Durden was President of Communications Central, Inc., a privately-held operator of payphones.

  MR. NOACK has served as Vice President of Operations since January 1993, having joined the Company in July 1992 as Director of Operations. Prior to joining the Company he was with AT&T Paradyne Corporation in Largo, Florida since 1973, and most recently was Vice President and Director of Operations Planning and Materials.

  MR. SWANSON has served as Vice President of Engineering and Development since December 1996. Prior to joining the Company, he was a consultant for Texas Microsystems, Inc., a computer hardware manufacturer, since March 1996. From April 1994 until November 1995, Mr. Swanson was Vice President of Engineering for Arrowsmith Technologies, a computer systems developer. From 1989 until April 1994 he was Director of PC Systems Development for Dell Computer Corporation, also in Austin. His previous employment included engineering management positions with several computer hardware and software companies.

                       BOARD OF DIRECTORS AND COMMITTEES

  The Company's Board of Directors held eleven meetings during the fiscal year ended March 31, 1998. Each of the then-serving directors attended or participated in at least 75% of the aggregate of all meetings of the Board and all committees of which he was a member during the fiscal year ended March 31, 1998.

  The Company has a Compensation and Stock Option Committee (the "Compensation Committee"), presently composed of Messrs. Steadman, Jasmann and Plaumann. The Compensation Committee is authorized to administer and grant options pursuant to the Company's 1991 Stock Option Plan. The Compensation Committee held two meetings during the fiscal year ended March 31, 1998, which were attended by all of the then-serving committee members.

  The Company has an Audit Committee composed of Messrs. Moore, Patton and Plaumann, which recommends the independent public accountants for appointment by the Board of Directors and reviews reports submitted by the accountants. The Audit Committee held one meeting during the fiscal year ended March 31, 1998, which was attended by all of the then-serving Audit Committee members.

  The Company has a Nominating Committee composed of Messrs. Patton, Steadman and Jasmann, which recommends a slate of directors for election at the annual meeting of stockholders. The Nominating Committee held no meetings during the fiscal year ended March 31, 1998.

  The Company's By-laws provide that stockholders may make nominations for election to the Company's Board of Directors if such nominations are in writing and delivered to the Secretary of the Company not less than 135 days before the day and month of the previous year's annual meeting. Thus, nominations for election to the Board of Directors at the 1999 Annual Meeting must be delivered to the Secretary by June 7, 1999. The Stockholder making the nomination must provide information about the persons nominated that is required to be disclosed in a proxy statement for solicitation of proxies with respect to nominees for election as directors pursuant to the regulations under the Securities Exchange Act of 1934. Only those persons nominated by the Board of Directors and by stockholders as described above shall be voted upon at the Meeting.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information covering the compensation paid or accrued by the Company during the fiscal years indicated to all individuals serving as its Chief Executive Officer during the fiscal year ended March 31, 1998, and to each of its four most highly compensated executive officers, other than the Chief Executive Officers, whose salary and bonus exceeded $100,000 during the fiscal year ended March 31, 1998 and who were serving as executive officers as of March 31, 1998 ("named executive officers"):

                          SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                            ANNUAL COMPENSATION             AWARDS
                                   ------------------------------------- ------------
                                                                             (G)
                            (B)                                           NUMBER OF
                          FISCAL                                          SECURITIES
          (A)              YEAR                               (E)         UNDERLYING        (I)
   NAME AND PRINCIPAL      ENDED      (C)        (D)      OTHER ANNUAL      STOCK        ALL OTHER
        POSITION         MARCH 31, SALARY ($) BONUS ($) COMPENSATION ($)  OPTIONS(1)  COMPENSATION ($)
   ------------------    --------- ---------- --------- ---------------- ------------ ----------------
C. Shelton James(3).....   1998     $ 90,313   $35,295                      34,000         $2,066(2)
 Chairman of the Board
  and                      1997       83,338    33,930                           0          2,030(2)
 Chief Executive Officer   1996       78,654         0                      25,000          1,838(2)
Tracey L. Gray(3).......   1998      162,096    66,010                      41,000          4,621(2)
 President and             1997      148,928    60,450                           0          3,656(2)
 Chief Executive Officer   1996      138,039         0                      25,000          3,463(2)
Eduardo Gandarilla(4)...   1998      184,453    17,965                      10,000          4,338(2)
 Executive Vice
  President                1997      162,123    12,000      $44,617(5)      50,000          1,762(2)
                           1996            0         0                           0              0(2)
Ronald M. Tobin.........   1998      107,838    17,594                      10,000          2,497(2)
 Vice President,           1997      100,063    17,640                           0          2,182(2)
 Chief Financial
  Officer,                 1996       92,846         0                       9,000          2,146(2)
 Ass't Secretary and
  Treasurer
Hugh H. Durden..........   1998      186,952     8,589                       8,000          4,256(2)
 Vice President            1997      148,452     9,525                           0          2,869(2)
                           1996      184,876         0                       7,500          3,173(2)
Henry W. Swanson(4).....   1998      112,677    16,787                       8,000          3,019(2)
 Vice President            1997       56,538         0       35,000(6)      40,000            640(2)
                           1996            0         0                           0              0(2)

--------
(1) Represents options granted under the Company's 1991 Stock Option Plan. No options were granted during the fiscal year ended March 31, 1997, except for Mr. Gandarilla and Mr. Swanson who received options upon joining the Company.

(2) Includes taxable portion of Company paid Group Term Life Insurance and the Company's matching contribution to the 401(k) savings plan (see Note O to the Company's financial statements). Such Group Term Life Insurance for Messrs. James, Gray, Gandarilla, Tobin, Durden and Swanson, respectively, for Fiscal 1998 is $450, $1,260, $174, $288, $174 and $702, for Fiscal
    1997 is $450, $702, $174, $288, $174 and $48 and for Fiscal 1996 is $450,
    $702, $0, $288, $174 and $0. 401(k) savings plan matching contributions for Messrs. James, Gray, Gandarilla, Tobin, Durden and Swanson, respectively, for Fiscal 1998 are $1,616, $3,361, $4,164, $2,209, $4,082
    and $2,317, Fiscal 1997 are $1,580, $2,954, $1,588, $1,894, $2,695 and
    $592 and for Fiscal 1996 are $1,388, $2,761, $0, $1,858, $2,999 and $0.

(3) Mr. James was Chairman of the Board and Chief Executive Officer until December 18, 1997, the date of the Merger, at which time he relinquished the title of Chief Executive Officer. Mr. Gray was President and Chief Operating Officer through December 18, 1997, at which time he became President and Chief Executive Officer.

(4) Mr. Gandarilla joined the Company on April 1, 1996 and was appointed Vice President on October 15, 1996. Mr. Swanson joined the Company and was appointed Vice President on December 2, 1996.

(5) $39,217 of this amount represents reimbursement of relocation expenses to Mr. Gandarilla during the fiscal year ended March 31, 1997.

(6) Represents reimbursement of relocation expenses to Mr. Swanson during the fiscal year ended March 31, 1997.

STOCK OPTION GRANTS

  The following table sets forth certain information with respect to stock option grants to named executive officers who received options during the fiscal year ended March 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                  POTENTIAL
                                                               REALIZABLE VALUE
                                                                  AT ASSUMED
                                                               ANNUAL RATES OF
                                                                 STOCK PRICE
                                                               APPRECIATION FOR
                                 INDIVIDUAL GRANTS              OPTION TERM(2)
                     ----------------------------------------- ----------------
                        (B)        (C)
                     NUMBER OF  % OF TOTAL
                     SECURITIES  OPTIONS
                     UNDERLYING GRANTED TO   (D)
                      OPTIONS   EMPLOYEES  EXERCISE    (E)
        (A)           GRANTED   IN FISCAL   PRICE   EXPIRATION   (F)     (G)
        NAME           (#)(1)      YEAR     ($/SH)     DATE    5% ($)  10% ($)
        ----         ---------- ---------- -------- ---------- ------- --------
C. Shelton James....   34,000      7.2%    $6.0000   5/22/02   $56,361 $124,544
Tracey L. Gray......   41,000      8.7%    $6.0000   5/22/02   $67,965 $150,185
Eduardo Gandarilla..   10,000      2.1%    $6.0000   5/22/02   $16,577 $ 36,631
Ronald M. Tobin.....   10,000      2.1%    $6.0000   5/22/02   $16,577 $ 36,631
Hugh H. Durden......    8,000      1.7%    $6.0000   5/22/02   $13,262 $ 29,304
Henry W. Swanson....    8,000      1.7%    $6.0000   5/22/02   $13,262 $ 29,304

--------
(1) Options become exercisable twenty-five percent each year beginning on May 22, 1998, and the options expire on May 22, 2002.

(2) The potential realizable value is calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the actual performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

STOCK OPTION EXERCISES AND YEAR-END HOLDINGS

  The following table sets forth certain information with respect to stock options exercised by the named executive officers during the fiscal year ended March 31, 1998 and the number and value of exercisable and unexercisable options held by the named executive officers as of March 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR END OPTIONS VALUE TABLE

                                                              (D)                       (E)
                             (B)                     NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                            SHARES        (C)       UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
          (A)            ACQUIRED ON     VALUE       OPTIONS AT FY-END (#)         AT FY-END ($)
          NAME           EXERCISE (#) REALIZED ($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           ------------ ------------ ------------------------- -------------------------
C. Shelton James........    15,000      $74,544          12,500/56,500            $     0/$20,625
Tracey L. Gray..........       --           --           27,500/63,500            $39,388/$20,625
Eduardo Gandarilla......       --           --           12,500/47,500            $ 3,906/$11,719
Ronald M. Tobin.........    13,300      $65,870           4,500/17,500            $     0/$ 6,188
Hugh H. Durden..........     4,700      $25,239           6,875/13,125            $11,438/$ 5,156
Henry W. Swanson........       --           --                0/50,000            $     0/$0

EMPLOYMENT CONTRACTS

  Mr. C. Shelton James. The Company and Mr. James entered into an employment agreement which became effective as of the closing of the Merger and expires on December 31, 1998, subject to certain earlier termination and automatic renewal provisions. Pursuant to the agreement, Mr. James serves as the Chairman of the Board of Directors and an employee of the Company, and is paid an annual salary of at least $94,000. His base salary is subject to annual review for merit and other increases at the discretion of the Board. Mr. James is reimbursed (in accordance with Company policy from time to time in effect) for all reasonable business expenses incurred by him in the performance of his duties.

  Pursuant to the terms of the agreement, Mr. James is entitled to the same benefits made available to the other senior executives of the Company and on the same terms and conditions as such executives. Mr. James is also entitled to receive an annual incentive bonus equal to 50% of base salary if the Company achieves its after tax profit plan for the year. If the Company is profitable and earns less than its plan, then such bonus will be equal to the percentage achievement of the annual plan times 50% of base salary. If the Company achieves profits in excess of its annual plan, then, at the discretion of the Board, an additional bonus in excess of 50% of base salary may be paid. Pursuant to the terms of the agreement, Mr. James will be granted such options to purchase shares of the Company's Common Stock as approved by the Compensation and Stock Option Committee.

  If the agreement is terminated by the Company without cause, Mr. James is entitled to receive the amount of compensation, bonus and benefits he would otherwise have received for the remaining term of the agreement or for twelve months from the date of notice of termination, whichever period is longer. The agreement is automatically renewed for additional one-year periods unless the Company provides Mr. James 180 days' notice of non-renewal prior to the end of any such period (in which event Mr. James will be entitled to six months of salary, bonus and benefits). Mr. James can terminate the agreement by giving the Company 120 days' notice of termination effective on December 31, 1998, or on any date thereafter.

  Pursuant to the agreement, Mr. James is indemnified by the Company with respect to claims made against him as a director, officer, and/or employee of the Company or any subsidiary of the Company to the fullest extent permitted by the Company's Certificate of Incorporation, its Bylaws and Delaware corporation law.

  Mr. Tracey L. Gray. The Company and Mr. Gray entered into an agreement which is identical to the employment agreement with Mr. James described above, except that Mr. Gray serves as President and Chief Executive Officer of the Company and is paid an annual salary of at least $170,000.

SEVERANCE ARRANGEMENTS

  In connection with hiring Mr. Gandarilla, the Company agreed to provide Mr. Gandarilla with one year of salary and benefits in the event of early discharge due to performance reasons.

  The Company has agreed with Mr. Tobin, its Chief Financial Officer, that if, on or before December 18, 1998, Mr. Tobin's employment is terminated or he resigns for any reason, he will receive severance pay consisting of one year of salary continuation and benefits and his outstanding stock options will vest and remain exercisable for one year after termination. In addition, Mr. Tobin will receive severance pay consisting of one year of salary continuation and benefits and his outstanding stock options will vest and remain exercisable for one year after termination if Mr. Tobin's employment is terminated for any reason other than cause after December 18, 1998.

DIRECTORS' COMPENSATION

  Directors who are not employees of the Company receive an annual retainer fee of $5,000 per year plus $1,500 for each Board meeting attended, and $500 for each committee meeting attended. Directors are also reimbursed for expenses in attending Board and Board committee meetings.

  During the fiscal year ended March 31, 1998, options to purchase 4,000 shares were granted to each of the new non-employee directors (Messrs. Plaumann, Jacobs and Steadman), pursuant to the Company's Directors' Stock Option Plan. In the case of Mr. Plaumann, his option was granted at $5.875 per share and becomes fully exercisable on December 18, 1998 and will expire on December 18, 2002. With respect to Messrs. Jacobs and Steadman, their options were granted at $5.5625 per share and become fully exercisable on February 6, 1999 and expire on February 6, 2003. In addition, options were granted to the Company's non-employee directors on March 31, 1998 (Messrs. Jacobs, Jasmann, Moore, Patton, Plaumann and Steadman), pursuant to the Company's Directors' Stock Option Plan, in the amount of 1,000 shares, 2,000 shares, 2,000 shares, 3,000 shares, 1,000 shares and 3,000 shares, respectively, at $5.5625 per share. These options are fully exercisable on March 31, 1999 and expire on March 31, 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  From April 1, 1997 to December 18, 1997, Dwight Jasmann, Charles H. Moore, Thomas R. Wiltse and T. Raymond Suplee were the members of the Compensation and Stock Option Committee. Messrs. Wiltse and Suplee resigned as directors of the Company on December 18, 1997 in connection with the Merger. In February 1998, the Compensation Committee was restructured and thereafter consisted of Dwight Jasmann, Mark L. Plaumann and David R. A. Steadman. Mr. Steadman was an employee of the Company from December 18, 1997 until March 31, 1998 and was paid $16,000 in compensation and was reimbursed $2,000 for out-of-pocket expenses incurred in rendering services to the Company pursuant to an agreement entered into in connection with the Merger. Prior to the Merger, Mr. Steadman was an employee and the Chairman of the Board of Directors of TSG.

               COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON
                            EXECUTIVE COMPENSATION

  This report, prepared by the Compensation Committee, reflects executive compensation policy and philosophy applicable to fiscal year ended March 31, 1998 ("Fiscal 1998"). Except that Mr. Steadman was employed by the Company until March 31, 1998, each member of the Compensation Committee is a non-employee director. Mr. Steadman and Mr. Plaumann became members of the Compensation Committee in February 1998.

  Compensation Policy. The Company's executive compensation plans have been structured to attract and retain its executives and to incentivize them to execute the strategies and plans essential to a technology-based company in the telecommunications market. The policies and plans are designed to ensure individual executives receive compensation in direct relationship to their contribution to key corporate financial and strategic goals that are focused on short term and long term business success while increasing shareholder values. The plans are designed to be equitable and to recognize the balance between short term operating performance and stock performance. The principal components of executive compensation are salary, bonus and stock options.

  Bonus. For Fiscal 1998, the Compensation Committee adopted an incentive compensation bonus plan for the senior executive officers related to overall corporate financial performance. The plan for C. Shelton James, Chairman of the Board and Chief Executive Officer until December 18, 1997, and Tracey L. Gray, President and Chief Executive Officer effective December 18, 1997, having previously served as Chief Operating Officer, provided for incentive bonuses of up to 50% of base salary to be paid based on the Company's performance as measured against key financial factors, revenues, operating profits and increasing profitability. The Compensation Committee determined the appropriate level of bonus based on overall consideration of the Company's performance for the fiscal year. The Compensation Committee awarded a $35,295 bonus to Mr. James and a $66,010 bonus to Mr. Gray.

  For Fiscal 1998, the Compensation Committee adopted a discretionary incentive compensation bonus plan for corporate officers other than Mr. James and Mr. Gray. Maximum bonus levels of 20% to 25% of base salary would be paid based on the Company achieving operating performance goals established for revenues, gross margins, operating profits and personal objectives related to each officer's area of responsibility. Recommendations regarding the bonus payment to each officer were presented by Mr. Gray once the Company's final financial results were available. No bonus is payable under the plan unless the Company reports profits. The corporate performance goals and the personal objectives of each officer are approved at the beginning of each fiscal year following approval of the fiscal year business plan.

  Salary. In October 1997, the Compensation Committee authorized adjustments in all corporate officers' base compensation. The adjustments represented a combination of annual salary review adjustments as well as structural adjustments to address industry and competitive issues faced by the Company as it attempts to attract a more talented and experienced executive team. The Compensation Committee was briefed on comparable officer compensation in the industry from a variety of salary survey reports and competitors' officer compensation structure and also considered data provided by Towers Perrin which had been commissioned by the Compensation Committee to advise on compensation issues.

  Mr. James and Mr. Gray's base compensation was adjusted from $87,000 to $94,000 and from $155,000 to $170,000, respectively, at the recommendation of the Compensation Committee effective October 1, 1997.

  Stock Options. The Compensation Committee recognizes the merits and value of stock ownership by the Company's executives as a basis for retention and aligning the executive's interests with the stockholders of the Company. The use of stock option grants has become a key element of the equity based compensation plans designed to increase the equity interest of the Company's executives and combined with performance based incentive compensation ensures a balanced perspective focused on these two objectives. The stock option grants made to the Company's executives in Fiscal 1998 were made based on the subjective judgment of the Compensation Committee members of the appropriate recognition for their services during the Fiscal 1998 and prior years.

  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executives. The compensation payable by the Company to any one executive officer (including potential income from outstanding stock options) is currently and for the foreseeable future unlikely to reach that threshold. Qualifying, performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee currently intends to structure stock option grants to executive officers in a manner that complies with the performance-based requirements of the statute.

                                          Respectfully submitted,

                                          David R. A. Steadman, Chairman
                                          Dwight Jasmann
                                          Mark L. Plaumann

                            STOCK PERFORMANCE CHART

  The following chart compares the yearly percentage change in cumulative total stockholder return on the Common Stock during the five years ended March 31, 1998, with the cumulative total return of (i) Standard & Poors 500 Composite Index, (ii) the Standard & Poors Telephone Index and (iii) the Standard & Poors Technology Index. The comparison assumes $100 was invested on March 31, 1993 in the Common Stock and in each of the other indices and assumes reinvestment of dividends. The Company paid no dividends during the five-year period.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                 3/31/93 3/31/94 3/31/95 3/31/96 3/31/97 3/31/98
                                 ------- ------- ------- ------- ------- -------
     Elcotel, Inc. .............  $100    $276    $299    $380    $453    $421
     S&P 500 Index..............   100     101     117     155     186     275
     S&P Telephone Index........   100      98     108     136     147     240
     S&P Technology Index.......   100     129     166     228     336     508



                                     LOGO

                          RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed the Company's present independent public accountants, Deloitte & Touche LLP, for the fiscal year ending March 31, 1999. This appointment will be submitted to the stockholders of the Company for ratification at the Meeting.

  The submission of the appointment of Deloitte & Touche LLP for ratification by the stockholders of the Company is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the Stockholders do not ratify the appointment, the selection of other independent public accountants will be considered by the Board of Directors.

  Representatives of Deloitte & Touche LLP are expected to be present at the Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

  The Board of Directors unanimously recommends that the stockholders vote for the ratification of the appointment of Deloitte & Touche LLP.

                                 OTHER MATTERS

  No other matters requiring a vote of the stockholders are expected to come before the Meeting. However, if other matters should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

                           EXPENSES OF SOLICITATION

  The solicitation of proxies being on behalf of the Board of Directors, all expenses in connection therewith will be paid by the Company. Request will be made of brokerage houses and other custodians, nominees and fiduciaries to forward the solicitation material at the expense of the Company to the beneficial owners of stock held of record by such persons.

                             STOCKHOLDER PROPOSALS

  Proposals by stockholders intended to be presented at the next annual meeting of stockholders of the Company must be received by the Company at its executive offices at 6428 Parkland Drive, Sarasota, Florida 34243, on or before May 18, 1999, to be included in the Company's proxy statement and form of proxy for the 1999 annual meeting.

  THE COMPANY WILL PROVIDE TO EACH PERSON SOLICITED, WITHOUT CHARGE EXCEPT FOR EXHIBITS, UPON REQUEST IN WRITING, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED
MARCH 31, 1998. REQUESTS SHOULD BE DIRECTED TO MR. WILLIAM H. THOMPSON, SECRETARY, ELCOTEL, INC. 6428 PARKLAND DRIVE, SARASOTA, FLORIDA 34243.

                                          By Order of the Board of Directors


                                          /s/ William H. Thompson

                                          William H. Thompson,
                                          Secretary

                                 ELCOTEL, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Tracey L. Gray, Joseph M. Jacobs, C. Shelton James, Dwight Jasmann, Charles H. Moore, Thomas E. Patton, Mark L. Plaumann and David R.A. Steadman, or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Elcotel, Inc. (the "Company") to be held on Tuesday, October 20, 1998 at 9:00 A.M., local time, and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse, and in their discretion upon such other matters as may come before the meeting.

               (TO BE CONTINUED AND SIGNED ON THE REVERSE SIDE)

                                          SEE
                                        REVERSE
                                         SIDE

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS AND FOR PROPOSAL 2. THIS PROXY WILL ALSO BE VOTED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                   FOR    WITHHELD
1. ELECTION OF
NOMINEES:          [ ]      [ ]

2. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending March 31, 1999.

FOR   AGAINST   ABSTAIN

[ ]     [ ]       [ ]

Tracey L. Gray, Joseph M. Jacobs, C. Shelton James, Dwight Jasmann, Charles H. Moore, Thomas E. Patton, Mark L. Plaumann, David R.A. Steadman

For except vote withheld from the following nominee(s):

---------------------------------------------------------

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN.
      WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

SIGNATURE                            DATE
          -------------------------       -----------
SIGNATURE                            DATE
          -------------------------       -----------

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.